Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter FY 2010 Earnings

Updates Guidance for FY 2010

SAN DIEGO--(BUSINESS WIRE)--August 4, 2010--Jack in the Box Inc. (NASDAQ: JACK) today reported net earnings of $24.2 million, or 44 cents per diluted share, for the third quarter ended July 4, 2010, compared with earnings from continuing operations of $32.9 million, or 57 cents per diluted share, for the third quarter of fiscal 2009.

Third quarter 2010 results were negatively impacted by approximately 6 cents per diluted share by several items that were not included in the company’s previously issued guidance for fiscal year 2010:

  Impairment charges of $2.6 million, or approximately 3 cents per diluted share, primarily related to 7 lower-performing company-operated Jack in the Box® restaurants, were recorded in the quarter and are included in selling, general and administrative (“SG&A”) expenses.
  Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans negatively impacted SG&A by $2.2 million in the third quarter, or approximately 2 cents per diluted share.
  An insurance recovery related to Hurricane Ike resulted in a $2.0 million benefit to SG&A, or approximately 2 cents per diluted share.
  An increase in workers’ compensation reserves negatively impacted payroll and employee benefits costs by $1.8 million, or approximately 2 cents per diluted share.
  The company wrote off $0.5 million in deferred financing costs in connection with the refinancing of its existing indebtedness in June 2010. This charge is included in interest expense and negatively impacted diluted earnings per share by approximately 1 cent in the quarter.

Same-store sales at Jack in the Box company restaurants decreased 9.4 percent in the third quarter of 2010 compared with a year-ago decrease of 1.0 percent.

Linda A. Lang, chairman, chief executive officer and president, said, “Jack in the Box sales continue to be impacted by high unemployment in our major markets for our key customer demographics. Although our sales outlook remains cautious and largely reliant upon improvement in the economy, we are focused on enhancing the guest experience. We are intensifying our efforts around service consistency and are investing in making noticeable quality improvements to some of our signature products. We’re also accelerating our restaurant re-imaging program and now expect completion at company locations by the end of fiscal year 2011. We believe these actions will increase the relevancy of the Jack in the Box brand and further differentiate us in the marketplace.”

System same-store sales at Qdoba Mexican Grill® increased 4.6 percent in the third quarter versus a year-ago decrease of 2.8 percent. Lang said, “Qdoba’s same-store sales growth exceeded our expectations, driven by our Craft 2™ menu and higher catering sales as well as increased spending by consumers in the fast-casual segment.”

Consolidated restaurant operating margin was 14.2 percent of sales in the third quarter of 2010, compared with 18.4 percent of sales in the year-ago quarter. The company estimates that sales deleverage negatively impacted margins by approximately 280 basis points in the third quarter of 2010.

Food and packaging costs were 40 basis points higher than prior year. Overall commodity costs were approximately 2 percent higher in the quarter, as expected, driven primarily by higher beef and pork costs which were partially offset by lower costs for poultry, shortening and bakery products.

Payroll and employee benefits costs were 30.4 percent of restaurant sales versus 28.9 percent in the year-ago quarter with estimated sales deleverage of approximately 90 basis points. An increase in workers’ compensation reserves negatively impacted payroll and employee benefits costs by approximately 50 basis points in the quarter versus expectations and 100 basis points as compared to prior year.

Occupancy and other costs increased 220 basis points due primarily to sales deleverage and higher depreciation resulting from the company’s ongoing restaurant re-image program.

Franchised restaurant costs for the third quarter increased to 44.8 percent of franchised restaurant revenues from 41.6 percent last year due primarily to sales deleverage against fixed rental costs.

SG&A expense for the third quarter increased by $1.6 million and was 12.3 percent of revenues compared with 10.9 percent last year. The increase in SG&A was attributable primarily to the following:

  Pension expense increased by $3.9 million due primarily to lower discount rates. Higher pension expense is expected to continue in the fourth quarter and is non-cash in nature. The company expects cash pension contributions for the full year to be similar to last year.
  Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans negatively impacted SG&A by $2.2 million in the third quarter as compared to a positive impact of $1.0 million in last year’s third quarter, resulting in a year-over-year increase in SG&A of $3.2 million.
  Facility charges increased by $1.7 million due primarily to higher impairment charges.
  The company’s refranchising strategy and planned overhead reductions resulted in lower general and administrative costs of approximately $3.2 million.
  An insurance recovery related to Hurricane Ike resulted in a $2.0 million benefit.
  Incentive compensation declined by $1.7 million.
  Advertising costs were $1.1 million lower, as the impact of refranchising and the decline in Jack in the Box same-store sales was partially offset by incremental spending during the third quarter.

Gains on the sale of 58 company-operated Jack in the Box restaurants to franchisees totaled $23.7 million in the third quarter, or an average of $408,000. Total proceeds for the third quarter of 2010 related to refranchising were $32.9 million, or an average of $568,000 per restaurant.

The company did not provide any financing during the quarter for refranchising transactions. As of the end of the third quarter, notes receivable from franchisees related to refranchising activities totaled $6.9 million.

“We reached an important milestone during the quarter as more than 50 percent of the Jack in the Box system is now franchised,” Lang said. “We remain on track to achieve our long-term goal to increase the percentage of franchise ownership to 70 to 80 percent by the end of fiscal year 2013.”

The tax rate for the third quarter was 38.5 percent compared with 37.7 percent in the prior year, with the increase due primarily to the market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable.

The company did not repurchase any shares of its common stock during the third quarter. Through the first three quarters of fiscal 2010, the company repurchased approximately 2,569,000 shares of its common stock at an average price of $19.44 per share. Approximately $47 million remains available for additional purchases under a three-year stock-buyback program authorized by the company’s board of directors in November 2007.

Restaurant openings

Four new Jack in the Box restaurants opened in the third quarter, including 2 franchised locations, compared with 15 new restaurants opened system-wide during the same quarter last year, of which 6 were franchised.

In the third quarter, 13 Qdoba restaurants opened, including 8 franchised locations, versus 9 new restaurants in the year-ago quarter, 4 of which were franchised. During the quarter, the company acquired 16 franchised Qdoba restaurants in the Boston area for approximately $8.1 million.

At July 4, 2010, the company’s system total comprised 2,234 Jack in the Box restaurants, including 1,140 franchised locations, and 515 Qdoba restaurants, including 334 franchised locations.

Third quarter FY 2010 initiatives

In April, Jack in the Box expanded its breakfast menu with a Grilled Breakfast Sandwich. Featuring premium grilled artisan bread, the new sandwich includes two fried eggs and two slices each of American cheese, ham and bacon. The Grilled Breakfast Sandwich is the newest addition to the Grilled Sandwich platform introduced in February, which currently includes the Deli Trio and the Turkey, Bacon & Cheddar sandwiches.

Also in April, Jack in the Box introduced a new premium blend of coffee made with Kona coffee beans. The new Kona Classic® coffee blend is being brewed for the chain’s hot and iced coffee drinks.

In May, Jack in the Box further expanded its beverage line-up with the Raspberry Trio, which features a Raspberry Real Fruit Smoothie, a Raspberry Shake made with real ice cream, and Raspberry Iced Tea.

Balancing its new premium offerings with a value message, during the quarter Jack in the Box featured a promotion that provided guests a unique way to create their own combo meals. For just $3 guests could choose any three of eight popular value-oriented menu items.

Jack in the Box launched another limited-time value promotion at the end of June featuring a new product, Jack’s Really Big Chicken Sandwich, which includes two breaded chicken patties, lettuce, tomato, bacon, cheese and mayo-onion sauce served on a jumbo bakery bun. For just $3.99 guests may order a combo meal featuring the new sandwich, small fountain drink and small order of seasoned curly fries.

Fourth quarter FY 2010 initiatives

To build upon the continued strength of its breakfast daypart, which accounted for nearly 20 percent of sales in the third quarter, Jack in the Box this week expanded its breakfast menu with a Breakfast Pita Pocket. The new Breakfast Pita Pocket, which features scrambled eggs, strips of bacon and ham, and American cheese stuffed in a pita made with whole grains, is served with a side of fire-roasted salsa and available in most markets for $2.69.

In addition to promoting the Really Big Chicken Sandwich combo, Jack in the Box plans to further expand its premium Grilled Sandwich platform later this month.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the fourth quarter and fiscal year ending Oct. 3, 2010. Fiscal 2010 is a 53-week year, with 13 weeks in the fourth quarter versus 12 weeks in the fourth quarter of fiscal 2009.

Q4 FY 2010 guidance

  Same-store sales are expected to decrease 4.5 to 5.5 percent at Jack in the Box company restaurants versus a 6.0 percent decrease in the year-ago quarter.
  Same-store sales are expected to increase 3 to 4 percent at Qdoba system restaurants versus a 3.1 percent decrease in the year-ago quarter.
  Same-store sales guidance reflects trends experienced during the first four weeks of the fourth quarter.

Fiscal year 2010 guidance update

  Approximately 9 percent decrease in same-store sales at Jack in the Box company restaurants.
  Approximately 2 percent increase in same-store sales at Qdoba system restaurants.
  Overall commodity costs are expected to decrease by approximately 1 percent for the full year. Commodity costs are expected to increase by approximately 4 percent in the fourth quarter as compared to prior year.
  Restaurant operating margin for the full year is now expected to be in the low-14 percent range, due primarily to lower sales expectations.
  45 to 50 new Jack in the Box restaurants, including approximately 30 company locations.
  30 to 40 new Qdoba restaurants, including approximately 15 company locations.
  $65 to $70 million in gains on the sale of approximately 200 Jack in the Box restaurants to franchisees, with $90 to $95 million in total proceeds resulting from the sales.
  Capital expenditures of $125 to $135 million.
  SG&A expense in the mid-11 percent range.
  Tax rate of approximately 37 percent.
  Diluted earnings per share of $1.65 to $1.75, including the impact of the 53rd week.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, August 5, 2010, beginning at 8:30 a.m. PDT (11:30 a.m. EDT). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:00 a.m. PDT on August 5.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 43 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, unemployment and trends in consumer spending patterns. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	Quarter		Year-to-Date
	July 4,	July 5,	July 4,	July 5,
	2010	2009	2010	2009

Revenues:
Restaurant sales	$376,143	$457,586	$1,276,538	$1,554,561
Distribution sales	94,039	72,534	289,419	231,517
Franchised restaurant revenues	53,112	45,602	168,361	144,728
	523,294	575,722	1,734,318	1,930,806
Operating costs and expenses:
Food and packaging	119,642	143,884	404,285	508,212
Payroll and employee benefits	114,526	132,186	388,011	462,684
Occupancy and other	88,381	97,309	298,422	330,683
Company restaurant costs	322,549	373,379	1,090,718	1,301,579
Distribution costs of sales	94,652	72,456	290,931	230,070
Franchised restaurant costs	23,798	18,961	76,310	58,651
Selling, general and administrative expenses	64,134	62,532	195,684	220,221
Gains on the sale of company-operated restaurants, net	(23,687)	(8,725)	(36,054)	(44,320)
	481,446	518,603	1,617,589	1,766,201

Earnings from operations	41,848	57,119	116,729	164,605

Interest expense, net	2,421	4,372	11,729	16,672

Earnings from continuing operations and before income taxes	39,427	52,747	105,000	147,933

Income taxes	15,185	19,871	38,830	57,504

Earnings from continuing operations	24,242	32,876	66,170	90,429

Loss from discontinued operations, net	-	(13,318)	-	(12,613)
Net earnings	$24,242	$19,558	$66,170	$77,816

Net earnings per share - basic:
Earnings from continuing operations	$0.44	$0.58	$1.19	$1.59
Loss from discontinued operations, net	-	(0.24)	-	(0.22)
Net earnings per share	$0.44	$0.34	$1.19	$1.37

Net earnings per share - diluted:
Earnings from continuing operations	$0.44	$0.57	$1.18	$1.57
Loss from discontinued operations, net	-	(0.23)	-	(0.22)
Net earnings per share	$0.44	$0.34	$1.18	$1.35

Weighted-average shares outstanding:
Basic	54,937	56,921	55,478	56,728
Diluted	55,711	57,975	56,264	57,697

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	July 4,	September 27,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$12,870	$53,002
Accounts and other receivables, net	56,053	49,036
Inventories	39,927	37,675
Prepaid expenses	33,387	8,958
Deferred income taxes	44,614	44,614
Assets held for sale	71,091	99,612
Other current assets	4,953	7,152
Total current assets	262,895	300,049

Property and equipment, at cost	1,598,105	1,602,247
Less accumulated depreciation and amortization	(714,812)	(665,957)
Property and equipment, net	883,293	936,290
Other assets, net	229,627	219,571
	$1,375,815	$1,455,910

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$11,309	$67,977
Accounts payable	65,616	63,620
Accrued liabilities	162,733	206,100
Total current liabilities	239,658	337,697
	-
Long-term debt, net of current maturities	345,837	357,270

Other long-term liabilities	227,720	234,190

Deferred income taxes	225	2,264

Stockholders’ equity:
Preferred stock $.01 par value, 15,000,000 authorized, none issued	-	-
Common stock $.01 par value, 175,000,000 authorized, 74,369,998 and 73,987,070 issued, respectively	744	740
Capital in excess of par value	182,593	169,440
Retained earnings	978,380	912,210
Accumulated other comprehensive loss, net	(74,883)	(83,442)
Treasury stock, at cost, 19,294,745 and 16,726,032 shares	(524,459)	(474,459)
Total stockholders' equity	562,375	524,489
	$1,375,815	$1,455,910

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Year-to-Date
	July 4,	July 5,
	2010	2009

Cash flows from operating activities:
Net earnings	$66,170	$77,816
Loss from discontinued operations, net	-	12,613
Net earnings from continuing operations	66,170	90,429
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	76,643	77,389
Deferred finance cost amortization	1,063	1,195
Deferred income taxes	(5,758)	(1,283)
Share-based compensation expense	7,564	6,926
Pension and postretirement expense	22,373	9,419
Losses (gains) on cash surrender value of company-owned life insurance	(1,006)	7,690
Gains on the sale of company-operated restaurants, net	(36,054)	(44,320)
Gains on the acquisition of franchise-operated restaurants	-	(958)
Losses on the disposition of property and equipment, net	5,858	9,269
Loss on early retirement of debt	513	-
Impairment charges	4,083	6,243
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(9,746)	(5,489)
Inventories	(2,252)	5,663
Prepaid expenses and other current assets	(23,002)	(15,864)
Accounts payable	(3,555)	2,127
Pension and postretirement contributions	(18,715)	(19,040)
Other	(36,298)	(17,293)
Cash flows provided by operating activities from continuing operations	47,881	112,103
Cash flows provided by (used in) operating activities from discontinued operations	(2,172)	2,953
Cash flows provided by operating activities	45,709	115,056

Cash flows from investing activities:
Purchases of property and equipment	(62,173)	(118,760)
Proceeds from the sale of company-operated restaurants	52,035	49,447
Proceeds from (purchases of) assets held for sale and leaseback, net	31,333	(27,981)
Collections on notes receivable	8,074	23,659
Acquisition of franchise-operated restaurants	(8,115)	(6,760)
Other	2,507	(2,076)
Cash flows provided by (used in) investing activities from continuing operations	23,661	(82,471)
Cash flows used in investing activities from discontinued operations	-	(1,765)
Cash flows provided by (used in) investing activities	23,661	(84,236)

Cash flows from financing activities:
Borrowings on revolving credit facility	660,000	381,000
Repayments of borrowings on revolving credit facility	(512,000)	(442,000)
Proceeds from issuance of debt	200,000	-
Principal repayments on debt	(416,101)	(2,095)
Debt issuance costs	(9,126)	-
Proceeds from issuance of common stock	4,079	4,117
Repurchase of common stock	(50,000)	-
Excess tax benefits from share-based compensation arrangements	1,234	1,228
Change in book overdraft	12,412	(8,801)
Cash flows used in financing activities	(109,502)	(66,551)

Net decrease in cash and cash equivalents	(40,132)	(35,731)
Cash and cash equivalents at beginning of period	53,002	47,884
Cash and cash equivalents at end of period	$12,870	$12,153

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (Unaudited)

The following table sets forth, unless otherwise indicated, the percentage relationship to total revenues of certain items included in the company’s condensed consolidated statements of earnings. Percentages may not add due to rounding.

	Quarter		Year-to-Date
	July 4,	July 5,	July 4,	July 5,
	2010	2009	2010	2009
Statement of Earnings Data:
Revenues:
Restaurant sales	71.9%	79.5%	73.6%	80.5%
Distribution sales	18.0%	12.6%	16.7%	12.0%
Franchised restaurant revenues	10.1%	7.9%	9.7%	7.5%
Total revenues	100.0%	100.0%	100.0%	100.0%

Operating costs and expenses:
Food and packaging (1)	31.8%	31.4%	31.7%	32.7%
Payroll and employee benefits (1)	30.4%	28.9%	30.4%	29.8%
Occupancy and other (1)	23.5%	21.3%	23.4%	21.3%
Company restaurant costs (1)	85.8%	81.6%	85.4%	83.7%
Distribution costs of sales (1)	100.7%	99.9%	100.5%	99.4%
Franchised restaurant costs (1)	44.8%	41.6%	45.3%	40.5%
Selling, general and administrative expenses	12.3%	10.9%	11.3%	11.4%
Gains on the sale of company-operated restaurants, net	(4.5%)	(1.5%)	(2.1%)	(2.3%)
Earnings from operations	8.0%	9.9%	6.7%	8.5%

Income tax rate (2)	38.5%	37.7%	37.0%	38.9%
_____________________________________________
(1)	As a percentage of the related sales and/or revenues
(2)	As a percentage of earnings from continuing operations and before income taxes

The following table summarizes the year-to-date changes in the number of Jack in the Box and Qdoba company-operated and franchised restaurants:

	July 4, 2010			July 5, 2009
	Company	Franchised	Total	Company	Franchised	Total
Jack in the Box:
Beginning of period	1,190	1,022	2,212	1,346	812	2,158
New	18	14	32	35	14	49
Refranchised	(111)	111	-	(98)	98	-
Acquired by the Company	1	(1)	-	-	-	-
Closed	(4)	(6)	(10)	(5)	(3)	(8)
End of period	1,094	1,140	2,234	1,278	921	2,199
% of system	49%	51%	100%	58%	42%	100%
Qdoba:
Beginning of period	157	353	510	111	343	454
New	8	15	23	14	27	41
Acquired by the Company	16	(16)	-	22	(22)	-
Closed	-	(18)	(18)	-	(4)	(4)
End of period	181	334	515	147	344	491
% of system	35%	65%	100%	30%	70%	100%

Consolidated:
Total system	1,275	1,474	2,749	1,425	1,265	2,690
% of system	46%	54%	100%	53%	47%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291